UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 13, 2004

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On October 13, 2004, Avista Corporation (Avista Corp. or the Company) and an indirect subsidiary of Mirant Corporation, Mirant Oregon, LLC (Mirant Oregon), entered into an Asset Purchase and Sale Agreement (the Agreement). A copy of Avista Corp.’s press release with respect to the Agreement is filed as exhibit 99(a). The Agreement provides for Avista Corp.’s acquisition of Mirant Oregon’s 50 percent ownership interest in the 280 megawatt (MW) combined cycle natural gas-fired Coyote Springs 2 Generation Project (Coyote Springs 2) at a price of $62.5 million (subject to adjustment). Mirant Oregon acquired its 50 percent ownership interest in Coyote Springs 2 from the Company during construction in 2001. Mirant Corporation and certain of its affiliates are currently in bankruptcy. As a result, the Agreement will be subject to higher or otherwise better offers submitted in connection with a competitive auction to be held on or before December 17, 2004. The transaction would need to be approved by the U.S. Bankruptcy Court and the Federal Energy Regulatory Commission and would also need to meet certain other federal and state regulatory requirements.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Internet address of Avista Corp. or Avista Utilities shall, under any circumstances, be deemed to incorporate the information available at such Internet addresses into this Current Report. The information available at the Internet address of Avista Corp. or Avista Utilities is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits

99 (a)	Press release dated October 15, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION

Date: October 15, 2004	By:	/s/ Malyn K. Malquist

Malyn K. Malquist Senior Vice President, Chief Financial Officer and Treasurer